Exhibit 10.1

June 28, 2013

Kanis S.A.

c/o SG Associates Limited

233-237 Old Marylebone Road

London, England NW1 5QT

Dear Dr. Kanis:

This letter relates to the payment of premium and interest due on June 30, 2013, in the amount of $235,000, under Loan Commitment Letters dated July 27, 2012, December 30, 2010, and April 11, 2011, as amended (the “Loan Commitments”), between Clean Diesel Technologies, Inc. (the “Company”) and Kanis S.A. (“Lender”). This letter agreement amends the Loan Commitments solely with respect to the matters set forth herein.

Lender agrees that the obligation described above may be paid, at the option of the Company, in cash or by issuance of the securities having the terms set forth in Schedule A (the “Securities”). Lender understands that the Securities are being sold by the Company in a transaction exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended, and that this transaction is separate from and not contingent upon a concurrent public offering being pursued by the Company.

The Company hereby represents and warrants that this letter agreement has been duly authorized by its Board of Directors and is a valid and binding obligation of the Company, and, if any Securities issued hereunder consist of shares of common stock, including any shares underlying warrants when and if issued in accordance with the terms of such warrants, such shares shall be validly issued, fully paid and non-assessable. The Company further represents and warrants that if any Securities issued hereunder consist of warrants, such warrants shall be legally binding obligations of the Company in accordance with their terms except that enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

Lender hereby makes (as if included herein) the representations, warranties and agreements relating to any Securities issued hereunder as it made with respect to itself and the securities issued or issuable under the Loan Commitment dated July 27, 2012 (including under the captions Lender Status and Resale Limitations) and related Warrant (including under the captions Compliance with Securities Laws and Representations of the Holder), and acknowledges that any Securities issued hereunder will be subject to the same restrictions on transfer set forth therein.

Appropriate documentation for the Securities shall be issued promptly to the Lender following June 30, 2013, if the Company elects payment in Securities.

4567 Telephone Road, Suite 100, Ventura CA 93003 • Tel +1-805-639-9458 • Fax +1-805-639-9466 • www.cdti.com

This letter agreement shall be governed by the laws of Delaware, and may be signed in counterparts.

Sincerely,

CLEAN DIESEL TECHNOLOGIES, INC.

By:	/s/ Nikhil A. Mehta
Name: Nikhil A. Mehta Title: Chief Financial Officer

Agreed and Affirmed:

KANIS S.A.

By	/s/ Iryna Vale
Name: Iryna Vale, For Title: Marek Services LLC, Secretary

4567 Telephone Road, Suite 100, Ventura CA 93003 • Tel +1-805-639-9458 • Fax +1-805-639-9466 • www.cdti.com

Schedule A

Securities

188,000 units, comprised of 188,000 shares of common stock at $1.245 per share and 188,000 warrants at $0.005 per warrant to acquire 94,000 shares of common stock at an exercise price of $1.25 per share, for an aggregate price of $235,000. Each warrant will be exercisable immediately upon issuance for a period of five years.

4567 Telephone Road, Suite 100, Ventura CA 93003 • Tel +1-805-639-9458 • Fax +1-805-639-9466 • www.cdti.com